EXHIBIT NO. 3.2
                                                         TO FORM 10-Q,
                                                         2ND QUARTER 1994







                                      BY-LAWS
                                         OF
                           BANGOR HYDRO-ELECTRIC COMPANY































                                 As amended through June 16, 1994



                             BY-LAWS
                                OF
                  BANGOR HYDRO-ELECTRIC COMPANY


                 ARTICLE I.  LOCATION OF OFFICES

    The principal office of this corporation shall be at such place within the State of Maine as the Board of Directors may from time to time designate, and the Company shall have and maintain such other offices as the Board of Directors may deem expedient.

                   ARTICLE II.  CORPORATE SEAL

    The corporation shall have a seal with the name of the Company in a circle, and the word "Seal" or such suitable device as the Board of Directors shall determine, in the center of the space thus enclosed. The seal of the corporation upon a certificate of stock, corporate bond or other corporate obligations for the payment of money may be facsimile, engraved or printed, where such certificate is signed by a Transfer Agent or Transfer Clerk and by a Registrar, and where such bond or obligation is certified by a Trustee.


              ARTICLE III.  MEETINGS OF STOCKHOLDERS

    SECTION 1. The Annual Meeting of the Stockholders shall be held on the fourth Tuesday in April of each year, or within sixty days thereafter, upon such date as the Board of Directors of the Company may designate, in the City of Bangor, Maine, or at such other place within the State of Maine as may be designated by the Board of Directors of the Company, for the election of a Board of Directors and for the transaction of any other business that may be brought before such meeting. In case of the failure for any cause to hold such meeting and election on said fourth Tuesday in April or within sixty days thereafter as above provided, said election may be held at any special meeting of the Stockholders called for the purpose.

    SECTION 2. Unless waived in the manner prescribed by the Maine Business Corporation Act, written notice of the Annual Meeting or any special meeting of Stockholders stating the place, day and hour thereof, shall be given in the manner prescribed by the Maine Business Corporation Act.

    SECTION 3. Special meetings of the Stockholders may be called at any time by order of the Board of Directors or by written direction of a majority of the Board of Directors, or of Stockholders representing not less than one-fifth of the capital stock of the Company issued and outstanding. Such meetings shall be in Bangor, Maine, or at such other place within the State of Maine as may be designated by the Board of Directors of the Company.

    SECTION 4. The holders of one third of the stock of the Company issued and outstanding shall constitute a quorum for the transaction of business at any meeting, but a less number may convene any meeting and may adjourn the same from time to time until a quorum shall be present, and no notice of such adjournment shall be necessary. If Stockholders are to consider the number of authorized shares of common stock at any meeting, 50% of the stock of the Company issued and outstanding shall constitute a quorum for the transaction of such business.

    SECTION 5. Stockholders entitled to vote at any meeting of Stockholders may vote either in person or by proxy granted not more than sixty days before the meeting, the date of which shall be named therein, and said proxies shall not be valid after a final adjournment thereof. Stockholders may also be represented by a general power of attorney produced at the meeting and valid until it is revoked. At any meeting of Stockholders, each holder of Common Stock entitled to vote thereat shall be entitled to cast one-twelfth of a vote for each share of Common Stock held, and each holder of Preferred Stock entitled to vote thereat shall be entitled to cast one vote for each share of such Preferred Stock held. Except as may otherwise be required by law or by the Articles of Incorporation and except as the Board of Directors may otherwise fix and determine in the By-Laws with respect to any class or series of Preferred Stock having special voting powers, a majority of the total votes cast at any meeting of Stockholders shall be sufficient for the adoption or rejection of any question presented.

    SECTION 6. The stock transfer books of the Company may be closed by the order of the Board of Directors for such period, not to exceed sixty days, previous to any meeting of the Stockholders, or previous to the payment of any dividend upon the stock of the Company, or for any other purpose, as the Board may determine, during which time no transfer of stock on the books of the Company shall be made; and said books shall be re-opened the day following the date fixed for such meeting or for the payment of such dividend or for the accomplishment of such purpose.

    The Board of Directors may from time to time determine the date as of which Stockholders shall be entitled to notice of and to vote at any regular or special meeting of the Stockholders, but such date shall not be more than sixty days nor less than ten days prior to the date upon which such meeting is to be held. The date so determined shall be specified in the notice of the meeting.

                ARTICLE IV.  ELECTION OF DIRECTORS

    SECTION 1. Directors shall be elected in the manner set forth in the Articles of Incorporation. Directors must be and remain Stockholders.

                ARTICLE V.  MEETINGS OF DIRECTORS

    SECTION 1. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by resolution of the Board. No notice shall be required for regular meetings, the times and places of which have been fixed by resolution. Special meetings of the Board of Directors may be held at any time or place upon the call of the Clerk or Assistant Clerk under the direction of the Chairman of the Board, the President, or any two Directors then in office, of which meetings reasonable notice in writing or otherwise shall be given to each director or sent to his or her residence or place of business, the time and place for holding the meeting to be designated in the notice.
    Unless otherwise indicated in the notice calling the meeting, any and all business may be transacted at any such special meeting.

    SECTION 2. A meeting of the Board of Directors for organization may be held without notice immediately after the meeting of the Stockholders at which such Board of Directors is elected, at which meeting officers of the Company may be chosen, but no other business shall be transacted, unless every director shall be present.

    SECTION 3. At the meetings of the Board of Directors, a majority shall constitute a quorum, but a less number may convene and adjourn any such meeting from time to time until a quorum is present, of which adjournment no notice need be given. All questions coming before any meeting of a Board of Directors for action shall be decided by a majority vote of the Directors present at such meeting, unless otherwise provided in these By-Laws.

                      ARTICLE VI.  OFFICERS

    SECTION 1. Directors shall elect from their own number a Chair of the Board; shall appoint a President, a Treasurer and a Clerk; and may appoint one or more Vice Presidents and such other officers as the Directors may deem necessary or desirable in order to conduct the business of the Company. If the offices of the Chair of the Board and the President are not vested in one person, the Directors shall designate one of them as the chief executive officer of the Company. In the absence of a valid designation of the foregoing functions, the President shall be the chief executive officer. If the offices and functions of the Chair of the Board, the President and the chief executive officer are vested in one person, then in the event of accident or disability or other circumstances that render such person incapable of performing his or her duties, the Chair of the Executive Committee of the Board of Directors (or, if there be no such Chair, the Director of the longest tenure of service on the Board who is not an employee of the Company) shall assume the duties as temporary, acting Chair of the Board, and he or she shall promptly appoint, subject to ratification by the full Board at its earliest convenience, an officer of the Company to be the temporary, acting chief executive officer. The services of these temporary officers shall continue until the Chair of the Board, President and chief executive officer has resumed his or her duties, or until the Directors shall otherwise determine.
    If the offices and functions of the Chair of the Board, the President and the chief executive officer are not vested in one person, then in the event of accident, disability or other circumstances that render the chief executive officer incapable of performing his or her duties (1) if the chief executive officer is the Chair of the Board, the President shall assume the duties as temporary, acting chief executive officer and the Chair of the Executive Committee of the Board (or, if there be no such Chair, the Director of the longest tenure of service on the Board who in not an employee of the Company) shall assume the duties of temporary, acting Chair of the Board, or
(2) if the chief executive officer is the President, the Chair of the Board shall assume the duties as temporary, acting chief executive officer, and he or she shall promptly appoint, subject to ratification by the full Board at its earliest convenience, an officer of the Company to be the temporary, acting President. The services of these temporary, acting officers shall continue until the chief executive officer has resumed his or her duties, or until the Directors shall otherwise determine.
    In the event of accident, disability or other circumstances that render the Chair of the Board incapable of performing his or her duties and the Chair of the Board is not the chief executive officer, the Chair of the Executive Committee of the Board of Directors (or, if there be no such Chair, the Director of the longest tenure of service on the Board who in not an employee of the Company) shall assume the duties as temporary, acting Chair of the Board, until the Chair of the Board has resumed his or her duties or until the Directors shall otherwise determine.
    Notwithstanding the foregoing, the Directors may by resolution make a different provision in any year for the assumption of responsibilities of the Chair of the Board, the chief executive officer and the President in the event of their inability to serve as aforesaid, which resolution shall be effective until the next meeting at which officers are appointed.
    A majority vote of the whole Board of Directors shall be necessary for the election of officers. All such officers shall hold office for one year and until their successors are chosen and duly qualified, provided however that the Board of Directors shall have power at any time to remove from office any of such officers as well as any other agent or employee of the Company, with or without cause.

    ARTICLE VII.  POWERS AND DUTIES OF DIRECTORS AND OFFICERS

    SECTION 1. The Board of Directors shall have and exercise all the powers and authority granted by law in order to carry out its responsibility to manage and control the business, property and affairs of the Company. The Board of Directors shall be vested with all the powers and authority of the corporation itself, except in such matters as may be especially excepted by the Articles of Incorporation or By-Laws of the Company or by the laws of the State of Maine. Subject to any contrary provisions of law, the Articles of Incorporation or these By-Laws, the Board of Directors shall have power to delegate from time to time such authority as it may deem necessary to any one or more members of the Board acting as a committee, in order that the business of the Company may be transacted with promptness and dispatch.

    SECTION 2. The Board of Directors by a resolution adopted by a majority of the full Board of Directors then in office may designate from among its members an Executive Committee consisting of two or more Directors, and may delegate to such Executive Committee all the authority of the Board of Directors in the management of the corporation's business and affairs, except as limited by law (including without limitation the Maine Business Corporation Act), or the resolution establishing the Executive Committee or any resolution thereafter adopted by the Board of Directors. Vacancies in the membership of the Executive Committee shall be filled by resolution adopted by a majority of the full Board of Directors then in office. The Executive Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors. Members of the Executive Committee may be removed from office, with or without cause, by resolution adopted by a majority of the full Board of Directors then in office. So far as practicable, the provisions of these By-Laws relating to the calling, noticing and conduct of meetings of the Board of Directors shall govern the calling, noticing and conduct of meetings of the Executive Committee.
    The Board of Directors, by a resolution adopted by a majority of the Directors who are not employees of the Company, shall establish an Audit Committee and a Compensation Committee, the membership of each of which shall consist of Directors who are not employees of the Company. The Audit Committee shall review the adequacy of the Company's financial reporting processes and internal controls and conduct such other business as may be delegated to it by the Board of Directors. The Compensation Committee shall review and recommend to the Board of Directors the compensation and benefits of the Directors and officers of the Company and the Company's overall compensation and benefits policies and conduct such other business as may be delegated to it by the Board of Directors.
    The Board of Directors, by resolution adopted by a majority of the Directors, may establish such other committees as it deems necessary or desirable in order to conduct the business and affairs of the Company with dispatch, and, to the extent permitted by law, empower such committees with such authority as the Board of Directors deems appropriate.
    Except as otherwise provided by law, the Articles of Incorporation, these By-Laws or a majority of the Board of Directors, the Chair of the Board may appoint members and chairs of committees of the Board, and shall ex officio be a member of all committees.

    SECTION 3. The Chair of the Board of Directors shall be responsible for the conduct of the business and functions of the Board of Directors, except to the extent that specific functions may be otherwise governed by law, the Articles of Incorporation, these By-Laws or resolution of the Board of Directors. He or she shall establish the schedule and agendas for and shall preside at meetings of the Stockholders and the Board of Directors, and shall attend to such other business as the Board of Directors may from time to time direct.

    SECTION 4. The President, in the capacity of chief executive officer of the Company, shall implement the overall direction and policies of the Board of Directors, and supervise and direct generally the business and affairs of the Company. The President may sign any deeds, mortgages, bonds, contracts, or other instruments that the Board of Directors has authorized for execution, except when the signing and execution thereof has been expressly delegated by the Board of Directors or these By-Laws to some other officer or agent of the Company or is required by law to be otherwise signed or executed. The President shall also make reports to the Board of Directors and the shareholders and generally perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors.
    In the event the President is not the chief executive officer of the Company, unless the Board of Directors shall otherwise specify, the foregoing powers and duties shall appertain to the chief executive officer, and the President shall have such powers and duties as the Board of Directors shall determine.

    SECTION 5. Vice Presidents shall have such responsibilities and duties as may be prescribed by the President, and in the absence of any specific delegation of responsibilities shall have such powers, duties and responsibilities as may reasonably be implied by their titles as necessary to the routine operation of the functions for which they are responsible in the normal course of the business of the Company.

    SECTION 6. The Treasurer or his or her designate shall receive and be responsible for all cash, notes and securities of the Company, and is authorized to give receipts for all moneys due and payable to the Company from whatever source, and to endorse checks, drafts and warrants in the name of the Company in banks and other financial institutions. All funds of the Company shall be deposited to the credit of the Company. They may be invested, and if so, must be invested pursuant to guidelines issued from time to time by the Board of Directors. He or she shall affix the seal of the Company to such instruments as it is necessary and proper to execute under seal and attest the same, and he or she shall discharge such other duties as pertain to this office, or as may be assigned to him from time to time by the Board of Directors or by the President.


    SECTION 7. The Clerk shall be a resident of the State of Maine, and shall be sworn to a faithful discharge of his duties. He or she shall keep a record of all votes of the Stockholders and Directors and record all the minutes of the meetings of the Stockholders and Directors in a book to be kept for that purpose. He or she shall keep a book containing a true and complete list of all Stockholders, their residences, and the amount of stock held by each, and shall keep such other books and perform such other duties as pertain to his or her office or as may be assigned to him or her from time to time by the Board of Directors or by the President. In the absence or disability of the Clerk and Assistant Clerk, the President may appoint a Clerk pro tempore.

    SECTION 8. The compensation and benefits of the officers shall be established by the Board of Directors. The compensation and benefits of officers who are Directors shall be established by a majority vote of Directors who are not employees of the Company.

    The compensation and benefits of the Board of Directors shall be established by a majority vote of the full Board of Directors. Directors who are employees of the Company shall receive no compensation for their service as Directors.

    SECTION 9. The Treasurer shall give, and other officers, agents and employees of the Company may be required to give, at the expense of the Company, bonds in such amount and form with such sureties as the Board of Directors may require and approve, for the faithful discharge of the duties of their respective offices and positions.

    SECTION 10. Any current or former Director, officer or employee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director, officer or employee of the Company, or is or was serving at the request of the Company as a Director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, shall be indemnified by the Company against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent permitted by Maine law.

    Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall in all cases be authorized and paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of:

    (1) A written undertaking by or on behalf of the officer, director or employee to repay that amount if he or she is finally adjudicated:

                 (A) Not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of such plan or trust or its participants or beneficiaries;

                 (B) With respect to any criminal action or proceeding, to have had reasonable cause to believe that his or her conduct was unlawful; or

                 (C) With respect to any claim, issue or matter asserted in any action, suit or proceeding brought by or in the right of the Company, to be liable to the Company, unless the court in which that action, suit or proceeding was brought permits indemnification in accordance with subsection (2) of 13-A M.R.S.A. Section 719; and

            (2) A written affirmation by the officer, Director or employee that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by this section.

            The undertaking required by subparagraph (1) shall be an unlimited general obligation of the person seeking the advance, but need not be secured and may be accepted without reference to financial ability to make the repayment.

          ARTICLE VIII.  CHECKS, DRAFTS AND NEGOTIABLE INSTRUMENTS

            All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

                             ARTICLE IX.  FISCAL YEAR

            The fiscal year of the Company shall commence on the first day of January and end on the last day of December in each year.

                                ARTICLE X.  STOCK

            SECTION 1. The authorized capital stock of the Company shall be $110,000,000 represented by 600,000 shares of Preferred Stock of the par value of $100 each, and 10,000,000 shares of Common Stock of the par value of $5 each.

            SECTION 2. The 600,000 shares of Preferred Stock shall be available for classification and reclassification in different classes or series from time to time. Subject to reclassification upon retirement by redemption or otherwise, 25,000 shares shall be 7% Preferred Stock, 17,500 shares shall be 4% Preferred Stock, Series A, 4,840 shares shall be 4 1/4% Preferred Stock, and 150,000 shares shall be 8.76% Preferred Stock.

            The remaining shares, 402,660 in number, plus additional shares equal in number to any shares now outstanding or hereafter issued which may be retired by redemption or otherwise may be issued as additional shares of any class or series heretofore or hereafter authorized, or may be issued in one or more new classes or series which (subject to the provisions hereof) shall have such designations, preferences and voting powers, or restrictions or qualifications thereof as shall be fixed and determined by the Board of Directors in the By-Laws, including provisions (among others) with respect to dividends; redemption, conversion rights, if any; sinking fund, if any; restrictions or limitations, if any, upon the payment of dividends, issuance of capital stock, incurring of indebtedness and such other matters as the Board of Directors may determine; and voting powers, if any, which voting powers, if any, may be either general voting powers or special voting powers, or both.

            In fixing and determining the special voting powers of any class or series of Preferred Stock, the Board of Directors is specifically authorized to provide that if at any time dividends or required sinking fund payments payable on the Preferred Stock shall be in default in any amount to be specified in the By-Laws, then, until all dividends or required sinking fund payments so in default shall have been paid or declared and set apart for payment, the holders of shares of Preferred Stock of each and every class or series, voting as a single class, shall be entitled to elect in such manner as the Board of Directors may provide, the smallest number of Directors necessary to constitute a majority of the full Board of Directors, the balance of the Directors to be elected by the holders of shares having general voting powers. The Board of Directors is further specifically authorized so to provide with respect to any class or series of Preferred Stock hereafter authorized that the holders of shares of such class or series, either separately or together with the holders of all other classes and series of Preferred Stock, shall have the right to vote with respect to or to consent or object to such other matters as may be fixed and determined by the Board of Directors in the By-Laws.

            Except as hereinabove provided, each class or series of Preferred Stock shall be identical with each other class or series of Preferred Stock. Each share of Preferred Stock of any particular class or series shall be identical in all respects with every other share of Preferred Stock of the same class or series.

            SECTION 3. The holders of the Preferred Stock, of each and every class or series, are entitled to receive, when and as declared, out of the surplus or net profits of the Company, dividends at the rate applicable to their respective shares, payable as the Board of Directors may determine, before any dividends shall be set apart for or paid upon the Common Stock or before the Company shall purchase any of its Common Stock. The dividends upon the Preferred Stock shall be cumulative and accumulations of dividends shall not bear interest. Except as provided in paragraph (b) of Section 6, the Board of Directors may declare dividends upon the Common Stock, provided the dividends upon the Preferred Stock, with all accumulations, including accrued dividends to the date of payment of the Common Stock dividends, shall have been paid in full, or a sum sufficient for the payment thereof shall have been set apart for that purpose, but not otherwise. Except as provided in paragraph (b) of Section 6, the holders of the Common Stock are entitled to receive all additional surplus or net profits which the Directors may order distributed in dividends, after the dividends above provided for shall have been paid or set apart.

            SECTION 4. (a) If any dividend is declared on the Preferred Stock at a rate less than sufficient to pay the full dividend called for by all the Preferred Stock outstanding, the distribution of the dividend shall be pro rata, so that all holders of Preferred Stock shall receive the same proportion of the full dividend called for by their stock.

            (b) If at any time dividends payable on the Preferred Stock shall be in default in an amount equal to or exceeding four quarterly dividend payments, or if the Company shall fail to make any required sinking fund payment on the Preferred Stock, then, until all dividends or sinking fund payments so in default have been paid or declared and set apart for payment, the holders of shares of Preferred Stock of each and every class or series, voting as a single class, shall be entitled, at any annual meeting during which dividends or sinking fund payments are so in default, to elect the smallest number of Directors necessary to constitute a majority of the full Board of Directors, the balance of the Directors to be elected by the holders of shares having general voting powers.

            (c) Notwithstanding the provisions of Section 5 of Article III of these By-Laws, except as provided in paragraph (b) of this Section 4, the holders of the 8.76% Preferred Stock shall not be entitled to vote at any meeting of Stockholders.

            SECTION 5. In case of liquidation or dissolution of the Company, the assets, irrespective of whether they shall consist of capital assets or accumulated earnings, shall be distributed as follows: All holders of Preferred Stock shall be entitled to be paid in full both the par amount of their shares and an amount equal to the unpaid dividends accumulated and accrued thereon and, in the case of the 8.76% Preferred Stock, if such liquidation or dissolution is voluntary, an amount equal to the premium specified in Section 6(a) below, before any amount shall be paid to the holders of the Common Stock, and in case the assets shall not be sufficient to pay in full all of the Preferred Stock and dividends accumulated and accrued thereon, and applicable premium, then the principal thereof shall first be paid pro rata, thereafter a pro rata distribution of any excess shall be made on account of the accumulated dividends, based on the total amount of unpaid dividends accumulated and accrued thereon, and thereafter a pro rata distribution of any excess shall be made on account of applicable premium, based on the total amount of applicable premium, but after such payment to the holders of the Preferred Stock, the remaining assets and funds shall be paid to the holders of the Common Stock, according to their respective shares.

            SECTION 6. (a) The 7% Preferred Stock shall bear dividends at the rate of 7% per annum and shall not be redeemable. The 4% Preferred Stock, Series A, shall bear dividends at the rate of 4% per annum and shall be redeemable at 112% if called on or prior to October 1, 1950; at 111% thereafter through October 1, 1951; and after October 1, 1951 at 110%, plus accrued dividends in every case. The 4 1/4% Preferred Stock shall bear dividends at the rate of 4 1/4% per annum and shall be redeemable at 102% if called on or prior to April 1, 1954; at 101% thereafter through April 1, 1959; and after April 1, 1959 at 100%; plus accrued dividends in every case. Except as provided in Section 6(d) through 6(o), the 8.76% Preferred Stock shall bear dividends at the rate of 8.76% per annum and shall not be redeemable prior to December 27, 1994. Dividends on the 8.76% Preferred Stock shall be cumulative and paid quarterly no later than the first business day following each January 19, April 19, July 19, and October 19. The 8.76% Preferred Stock shall be redeemable at the option of the Company as follows:

                At 105.63% if called on or prior to December 27, 1995;
                At 105.01% if called on or prior to December 27, 1996;
                At 104.38% if called on or prior to December 27, 1997;
                At 103.75% if called on or prior to December 27, 1998;
                At 103.13% if called on or prior to December 27, 1999;
                At 102.50% if called on or prior to December 27, 2000;
                At 101.88% if called on or prior to December 27, 2001;
                At 101.25% if called on or prior to December 27, 2002;
                At 100.63% if called on or prior to December 27, 2003;
                and after December 27, 2003 at 100%;
                plus accrued dividends in every case.
Preferred Stock, which is the subject of redemption, may be called in whole or in part upon any dividend payment date by appropriate resolution adopted by the Board of Directors at any regular or special meeting upon 60 days' written notice to the owners thereof of record to be given by mailing copies of the notice of redemption, postage prepaid, addressed to such owners at their addresses as shown on the books of the Company. In the case of the 8.76% Preferred Stock, notice of redemption to the owners thereof of record shall be by certified mail, postage prepaid, or by a nationally recognized overnight delivery service. If less than all of the outstanding shares of any class or series of Preferred Stock shall be redeemed at any time, the stock to be so redeemed shall be determined by lot, in such manner as the Board of Directors may determine and prescribe, except that the shares of the 8.76% Preferred Stock shall be redeemed pro rata.

            (b) The 8.76% Preferred Stock shall also be subject to redemption through the operation of a sinking fund (hereinafter called the Sinking Fund) at the redemption price of $100 per share plus an amount equal to the dividends accrued and unpaid thereon to the redemption date, whether or not earned or declared (the Sinking Fund Redemption Price). For the purposes of the Sinking Fund, out of any net assets of the Company legally available therefor remaining after full cumulative dividends upon all Preferred Stock then outstanding to the end of the current dividend period therefor shall have been paid or declared and set apart for payment, the Company shall set aside in cash annually on December 27 in each year commencing with December 27, 1995, an amount sufficient to redeem at the Sinking Fund Redemption Price, 15,000 shares of the 8.76% Preferred Stock. The Sinking Fund shall be cumulative so that if on any such December 27 the net assets of the Company legally available therefor shall be insufficient to permit any such amount to be set aside in full, or if for any other reason such amount shall not have been set aside in full, the amount of the deficiency shall be set aside, but without interest, before any dividend shall be paid or declared, or any distribution made, on any junior shares or any junior shares shall be purchased, redeemed, or otherwise acquired by the Company, or any moneys shall be paid to or set aside for the purchase or redemption of any junior shares. Notwithstanding the foregoing, the Company may at any time (1) pay dividends in junior shares or (2) purchase, redeem or otherwise acquire junior shares in exchange for, or out of the proceeds from the concurrent sale of, other junior shares. As used herein the term "junior shares" shall mean Common Stock or any other shares ranking junior to the 8.76% Preferred Stock either as to dividends upon liquidation, dissolution or winding up. Moneys in the Sinking Fund shall be applied (and disbursed) on such December 27 to redemption of the shares of the 8.76% Preferred Stock. The Company shall, prior to each such Sinking Fund redemption, give notice of redemption, as specified in subsection (a) of this Section 6, of such number of shares of the 8.76% Preferred Stock as may be required to satisfy the Sinking Funds.

            (c) In addition, the Company shall have the right, at its option, to redeem at the Sinking Fund Redemption Price on December 27, 1995 and on any December 27 thereafter an additional number of shares of the 8.76% Preferred Stock up to but not exceeding 15,000 shares, provided, however, that the aggregate number of shares of the 8.76% Preferred Stock which may be redeemed pursuant to this Section 6(c) may not exceed 30,000 shares. Notice of any such redemption shall be as specified in subsection (a) of this
Section 6. These rights shall not be cumulative and shall be lost to the extent not exercised. Any redemption of shares of the 8.76% Preferred Stock pursuant to this Section 6(c) shall not operate to reduce the number of shares which the Company is obligated to redeem pursuant to Section 6(b).

            (d) At all times that dividends on the 8.76% Preferred Stock are payable pursuant to these By-laws, the Company will treat the 8.76% Preferred Stock as stock and not as indebtedness and will treat the dividends paid with respect to the 8.76% Preferred Stock as dividends (within the meaning of Section 316 of the Internal Revenue Code of 1986, as amended (the "Code")) to the maximum extent permitted under the Code.

    (e) At all times that dividends on the 8.76% Preferred Stock are payable pursuant to these By-laws, the Company will not:
                 (1) take any action which would require or permit the Company to treat the dividends paid with respect to the 8.76% Preferred Stock as interest for any purpose or to treat the 8.76% Preferred Stock as indebtedness for any purpose;
                 (2) exercise any option or election that may at any time be available under the Code or otherwise to deduct all or part of the dividends paid with respect to the 8.76% Preferred Stock if so doing would reduce the after-Federal income tax yield per annum on such dividends to any corporate holder of the 8.76% Preferred Stock;
                 (3) change its place of incorporation, by merger or otherwise, to a jurisdiction other than the District of Columbia or one of the 50 states of the United States; or
                 (4) otherwise take any action which would cause the Dividend-Received Deduction contained in Section 243 of the Code to cease to be available with regard to dividends paid with respect to the 8.76% Preferred Stock to a corporate holder of 8.76% Preferred Stock otherwise eligible to claim the Dividend-Received Deduction.

            (f) In the event that the Company shall fail to take the action required in subsection (d) of this Section 6, or shall take any of the actions referred to in subsection (e) of this Section 6, then the Company will pay to each corporate holder of 8.76% Preferred Stock, in addition to all dividends required to be paid on the 8.76% Preferred Stock, such amount as is necessary so that the after-Federal income tax yield per annum from dividends and such additional payments on the 8.76% Preferred Stock is 7.8665% (or 7.5538% in the case of a corporate holder subject to Section 832(b) of the Code) to such corporate holder at a Federal income tax rate equal to 34%. Payments pursuant to the preceding sentence shall be made to the extent necessary with respect to any and all dividends on the 8.76% Preferred Stock (whether such dividends are paid before, at the same time as or after the action or failure to act); provided, that no such payments pursuant to this subsection (f) shall be made to any particular corporate holder until such corporate holder has provided the Company with a written notice specifying (1) that such holder requires indemnification under this subsection (f), (2) the amount to be paid by the Company to such holder, and
(3) supporting calculations and that in the event that a corporate holder makes a written demand for indemnification pursuant to this subsection (f), the Company shall thereafter, on each date subsequent to the date of the action or failure to act giving rise to such demand on which dividends are paid on the 8.76% Preferred Stock, in addition to such dividends, pay to such holder the amount set forth in the demand for indemnification previously furnished to the Company until such time as such holder furnishes written notice, including supporting calculations, to the Company that indemnification is required, whether pursuant to this subsection, subsection
(h) or otherwise, at a greater or lesser rate.

            (g) If the Company shall pay a dividend in respect of the 8.76% Preferred Stock which constitutes, in whole or in part, a return of capital for Federal income tax purposes not eligible for the Dividend-Received Deduction, then the Company will pay to each corporate holder of 8.76% Preferred Stock, in addition to all dividends required to be paid on the 8.76% Preferred Stock, an amount (the "Indemnity Amount") as is necessary so that the after-Federal income tax yield per annum from such non-qualifying dividends and such additional payments on the 8.76% Preferred Stock is 7.8665% (or 7.5538% in the case of a corporate holder subject to Section 832(b) of the Code). For the purposes of calculating the Indemnity Amount it will be assumed that each corporate holder is subject to, and pays, Federal income tax at the highest marginal rate in the case of "ordinary income" and the highest marginal rate in the case of long-term "capital gains," in the year in which the Indemnity Amount is paid; provided, that no such Indemnity Amount shall be paid to any particular corporate holder until the earlier of
(1) the time of the sale, exchange or redemption (including a sinking fund purchase or redemption) of the 8.76% Preferred Stock, or (2) the time additional Federal income taxes, including estimated taxes, resulting from the payment of dividends on the 8.76% Preferred Stock in any calendar year which constitute, in whole or in part, a return of capital for Federal income tax purposes not eligible for the Dividend-Received Deduction, are paid or would have been paid if the corporate holder were liable for Federal income tax; provided, further, that in the case of a sale or exchange of the 8.76% Preferred Stock, such Indemnity Amount shall be paid at the later of (1) fourteen (14) days after notice of such sale or exchange is given to the Company by such corporate holder, or (2) the occurrence of such sale or exchange; and provided, further, that if such Indemnity Amount cannot be determined at the time of the sale, exchange or redemption (i.e., the sale, exchange or redemption of the 8.76% Preferred Stock occurs in a year in which the distributions on the 8.76% Preferred Stock are, in whole or in part, a return of capital) then the Company shall pay such Indemnity Amount at the earlier of (1) forty-five (45) days after the end of the calendar year, or
(2) the time when the Indemnity Amount can be determined.

            (h) In the event that, after December 27, 1989, Federal legislation is enacted (whether in the form of an amendment of the Code or otherwise) which (whether by the terms of such legislation or by U.S. Treasury regulations promulgated thereunder or a ruling published by the Internal Revenue Service) (1) causes or makes any corporate holder of 8.76% Preferred Stock ineligible to claim the Dividend-Received Deduction in connection with dividends paid on the 8.76% Preferred Stock or (2) reduces the effective rate, either directly or indirectly (such as by taking into account any proration required by Section 832(b) of the Code), of the Dividend-Received Deduction which any corporate holder of 8.76% Preferred Stock may claim in connection with dividends paid on the 8.76% Preferred Stock, the Company will pay to each such corporate holder, in addition to all dividends required to be paid on the 8.76% Preferred Stock, such amount as is necessary so that the after-Federal income tax yield per annum from dividends and such additional payments on the 8.76% Preferred Stock is 7.8665% (or 7.5538% in the case of a corporate holder subject to Section 832(b) of the
Code) to such corporate holder based on an assumed Federal income tax rate of 34%. Payments pursuant to the preceding sentence shall be made to the extent necessary with respect to any and all dividends on the 8.76% Preferred Stock (whether such dividends are paid before, at the same time as or after the enactment of such legislation or the issuance of such regulations or ruling); provided, that no such payments shall be made to any particular corporate holder until such holder has provided the Company with a written notice, at any time subsequent to the effective date of such legislation, regulations or ruling, as the case may be, specifying (i) that such holder requires indemnification from the Company for the amount of loss incurred by the holder due to such legislation, regulations or ruling, as the case may be,
(ii) the amount to be paid by the Company to such holder so that the after-Federal income tax yield per annum from dividends and such additional payments on the 8.76% Preferred Stock is 7.8665% (or 7.5538% in the case of a corporate holder subject to Section 832(b) of the Code) to such corporate holder based on an assumed Federal income tax rate of 34% and (iii) supporting calculations. In the event that a corporate holder makes a written demand for indemnification pursuant hereto, the Company shall thereafter, on each date subsequent to the effective date of such legislation, regulations or ruling, as the case may be, on which dividends are paid on the 8.76% Preferred Stock, in addition to such dividends, pay to such holder the amount set forth in the demand for indemnification previously furnished to the Company until such time as such holder furnishes written notice, including supporting calculations, to the Company that indemnification is required, whether pursuant to this subsection (h), subsection (f) or otherwise, at a greater or lesser rate. In the event that further legislation, U.S. Treasury regulations or rulings published by the Internal Revenue Service, if any, further limit the eligibility to claim the Dividend-Received Deduction in connection with dividends paid with respect to the 8.76% Preferred Stock by any corporate holder thereof or further reduce the effective rate of the Dividend-Received Deduction which any corporate holder of 8.76% Preferred Stock may claim in connection with dividends paid on the 8.76% Preferred Stock, then any such corporate holder may deliver another notice pursuant to this subsection (h) requesting a new payment amount.

            (i) In the event that the Company shall become obligated to make a payment to any holder of 8.76% Preferred Stock pursuant to subsection
(h) of this Section 6, then the Company shall have the right at its option within 30 days after receipt of notice from any holder seeking indemnification pursuant to subsection (h) (but not at a time thereafter that the Company is no longer obligated to make such a payment), to purchase all or a portion of the 8.76% Preferred Stock held by such holder at $100 per share plus accrued dividends to the date of purchase; provided, that, the Company shall have no obligation to make a payment pursuant to subsection (h) and shall have no right to purchase the 8.76% Preferred Stock of a holder pursuant to this subsection (i) if such holder waives the Company's obligation to make payment pursuant to subsection (h) within 60 days after receipt of the Company's notice exercising its right to purchase 8.76% Preferred Stock pursuant to this subsection (i); and provided, further, that if the Company becomes obligated (and such obligation has not been waived) to make payments pursuant to such subsection (h) to holders of 50% or more of the then outstanding 8.76% Preferred Stock, the Company shall be entitled to so purchase all, but not part, of the then outstanding 8.76% Preferred Stock; and provided, further, that in no event shall the Company be relieved of its obligation to make any payment required under subsection (h) with respect to any dividends payable, prior to the actual date of purchase by the Company of 8.76% Preferred Stock, to any corporate holder whose 8.76% Preferred Stock is purchased by the Company pursuant to this Section 6.

            (j) In calculating the payments to be made to a corporate holder under subsections (f), (g) or (h), such holder shall take into account any and all payments (including, without limitation, taxes, interest and penalties) that such holder is required to make as a result of the event or events that resulted in the demand for indemnification pursuant to such subsections. All amounts payable under subsections (f), (g) and (h) of this
Section 6 shall be considered contract claims taxable as ordinary income not eligible for the Dividend-Received Deduction.

            (k) In computing "after-Federal income tax yield" to any corporate holder of 8.76% Preferred Stock in any particular taxable year from dividends paid with respect to the 8.76% Preferred Stock for purposes of this
Section 6, (1) only Federal income taxes shall be considered, (2) the effective rate of the Dividend-Received Deduction available to a corporate holder of 8.76% Preferred Stock in any particular taxable year shall be determined by taking into account any applicable provision of the Code (including, without limitation, Section 832(b)) that reduces or enlarges the amount of any other deduction, exclusion or adjustment that would otherwise be available to such holder for such taxable year, if such reduction or enlargement is required to be made because such holder is entitled to the benefits of the Dividend-Received Deduction and by taking into account any reduction or enlargement in the effective rate of the Dividend-Received Deduction required to be made because such holder or any income or loss of such holder is subject to any applicable provision of the Code other than
Section 243(a)(1), (3) except to the extent provided in clause (2) above, the Dividend-Received Deduction for the 1990 calendar year shall be deemed to be 70%, (4) for the purposes of subsection (j), the maximum marginal rate applicable to dividends received by corporations in the first full taxable year in which the 8.76% Preferred Stock is issued and outstanding shall be deemed to be 34%, (5) except to the extent required by the provisions of clause (2) above, the dividends paid with respect to the 8.76% Preferred Stock to a corporate holder thereof in such particular taxable year shall be deemed to be the only item of income for such particular taxable year of such holder, (6) the Dividend-Received Deduction, if actually available (disregarding any disallowance pursuant to Code Section 246A) to such holder for such particular taxable year, and only to the extent actually available to such holder for such particular taxable year, as detailed in clause (2) above, shall be deemed to be the only deduction or exclusion available to such holder, except as otherwise provided in clause (2) above, and (7) for the purposes of subsection (j), the rate of Federal income tax imposed with respect to the receipt of ordinary income (i.e., contract claims) shall be deemed to be the maximum marginal rate applicable to ordinary income received by corporations in such particular taxable year. In the case of a holder of 8.76% Preferred Stock who did not own any 8.76% Preferred Stock for the 1990 calendar year, the computation shall be made as though such holder has owned 8.76% Preferred Stock in such taxable year.

            (l) Any references to the after-Federal income tax yield per annum referred to in this Section 6 shall be adjusted in accordance with subsection (o) of this Section 6.

            (m) As referred to in Note 5 to the Company's financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, an adjustment in the Federal income tax liability of the Company has been proposed by the Internal Revenue Service. Such proposed adjustment relates to the Company's Federal income tax treatment of certain issues which relate to the Company's ownership and subsequent sale of its interest in the Seabrook project and the Company's abandonment of Seabrook Unit 2.

            (n) In the event that, as a result of the proposed adjustment asserted in the Internal Revenue Service Audit described in subsection (m) above,
    (1)       the Company shall reduce or be required by
                      generally accepted accounting principles, the Federal Energy Regulatory Commission or the Maine Public Utilities Commission to reduce its Retained Earnings in the cumulative amount, including tax liability, interest and penalties, of $15 million or more; and
    (2)       during the twelve-month period subsequent to the
                      reduction or required reduction in Retained Earnings referred to in subsection (n)(1) above, the holders of the 8.76% Preferred Stock shall not have received written notification, addressed to them and dated after the date of the reduction or required reduction in Retained Earnings referred to in subsection (n)(1) above, from either Moody's Investors Service, Inc. ("Moody's") or Standard and Poor's Corporation ("S&P") that the 8.76% Preferred Stock has a rating of at least "baa3" from Moody's or "BBB-" from S&P; and
    (3)       any holder provides written notice to the
                      Company, within 30 days after the beginning of each of the fifth through twelfth quarters following the reduction in Retained Earnings or requirement to reduce Retained Earnings referred to in subsection
                      (n)(1) above, that it elects to receive an increased dividend rate on the 8.76% Preferred Stock held by it pursuant to this subsection (n);
then commencing at the beginning of the first quarter during which the notice referred to in subsection (n)(3) above is provided, the dividend rate payable on such 8.76% Preferred Stock for that quarter and each subsequent quarter shall increase by 50 basis points per quarter to a maximum increase of 300 basis points (an 11.76% dividend rate per annum); provided, that so long as the Company is obligated to pay an increased dividend rate pursuant to this subsection (n), the Company shall have the right at its option to purchase, upon 30 days' written notice to each holder of 8.76% Preferred Stock as to which notice referred to in subsection (n)(3) above has been given, all, but not part, of such 8.76% Preferred Stock held by such holder at $100 per share plus accrued dividends to the date of purchase; provided, further, that under no circumstances shall the Company be relieved of its obligation to pay an increased dividend pursuant to this subsection (n) prior to the actual date of purchase by the Company of the 8.76% Preferred Stock; and provided, further, that if subsequent to the receipt of the notice referred to in subsection (n)(3) above, the Company shall receive notification from Moody's or S&P that the 8.76% Preferred Stock has a rating of at least "baa3" from Moody's or "BBB-" from S&P, then (i) the Company shall give notice to each holder of 8.76% Preferred Stock entitled to an increased dividend rate pursuant to this subsection (n) that, commencing with the beginning of the quarter following the mailing of such notification, the dividend rate payable on such 8.76% Preferred Stock shall be reduced to 8.76% per annum, and (ii) the Company shall have no further right to purchase the 8.76% Preferred Stock pursuant to this subsection (n).

    (o) So long as the Company is required to pay any holder of 8.76% Preferred Stock an increased dividend rate pursuant to subsection (n), the after-Federal income tax yield applicable to any payments to be made pursuant to subsections (f), (g) and (h) of this Section 6 shall be increased as follows:

                                              After-Federal
         Increase in        After-Federal     Income Tax Yield
         Dividend Rate      Income Tax        to Holder Subject
         (Basis Points)     Yield             to Section 832(b)

               50               8.3155             7.9849
              100               8.7645             8.4161
              150               9.2135             8.8472
              200               9.6625             9.2784
              250              10.1115             9.7095
              300              10.5605            10.1407

    SECTION 7. The Board of Directors, by resolution adopted prior to the issue of any stock having voting rights, shall determine whether the holders of any of the classes or series of the Preferred Stock and/or the holders of the Common Stock may have or may not have the preemptive right to subscribe for and take shares of such stock so to be issued. Except to the extent that the Board of Directors shall determine as above provided, no right to subscribe for or to take any stock, whether Preferred or Common, at any time issued by the Company shall appertain to any of the stock of this Company.

            SECTION 8. All certificates of stock shall be signed by, or bear the facsimile signatures of, the President or any Vice President and the Treasurer or Assistant Treasurer, and shall have affixed thereto the corporate seal or bear a facsimile thereof.

            SECTION 9. The Board of Directors shall provide for the transfer and registration of the shares of the Company's capital stock in such city or cities as it from time to time deems necessary or advisable. Said Board of Directors shall appoint such transfer agents, co-transfer agents, registrars and co-registrars as are required for the foregoing purpose. All capital stock certificates shall be countersigned by a transfer agent or co-transfer agent so appointed, and by a registrar or co-registrar so appointed.

            SECTION 10.  Shares of stock of the Company shall be
transferable only on the books of the Company by the holder thereof in person, or by his or her attorney duly authorized thereto in writing, and upon the surrender and cancellation of the certificate therefor duly endorsed.

                   ARTICLE XI.  AMENDMENTS

            SECTION 1. These By-Laws may be amended, altered or repealed at any annual meeting of the Stockholders of the Company by a vote of a majority in interest of the Stockholders present. These By-Laws may also be amended, altered or repealed at any special meeting of the Stockholders by a like vote, provided notice of the proposed amendment, alteration or repeal shall have been given in the notice of the meeting.

           SECTION 2. These By-Laws may also be amended, altered or repealed by the Board of Directors by a vote of a majority of all the Directors of the Company given at any regular or special meeting, provided notice of such proposed amendment or alteration shall have been given by resolution adopted at a meeting of the Board of Directors held not less than two weeks previous thereto and a copy of such resolutions shall have been sent to each member of the Board not less than one week prior to the meeting at which such amendment or alteration is acted upon. Any amendment to these By-Laws adopted by the Board of Directors as herein provided shall be reported to the Stockholders at the annual meeting of the Company.




    I, Frederick S. Samp, hereby certify that I am the duly elected and qualified Clerk of Bangor Hydro-Electric Company, and that the foregoing is a true copy of the Company's By-Laws, including all amendments thereto adopted to this date.



                                     /s/ Frederick S. Samp











Dated at Bangor, Maine,
______________, 19____